UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 12, 2017 (July 7, 2017)

ARCBEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-19969 (Commission File Number)	71-0673405 (IRS Employer Identification No.)

3801 Old Greenwood Road
Fort Smith, Arkansas 72903
(479) 785-6000
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company             ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.01 —  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Please see the discussion set forth in Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” of this Current Report on Form 8-K, which discussion is incorporated by reference into this Item 1.01.

ITEM 2.03 — CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On July 7, 2017, ArcBest Corporation (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company and certain of its subsidiaries that become party thereto from time to time, as borrowers, U.S. Bank National Association and the other financial institutions named therein, as lenders and letter of credit issuers, and U.S. Bank National Association, as administrative agent (“Administrative Agent”), which increased the commitments under its revolving credit facility from $150 million to  $200 million.  The revolving credit facility (the “Credit Facility”) has a five year term and an initial maximum credit amount of $200 million, including a swing line facility and a letter of credit sub-facility providing for the issuance of letters of credit, in each case up to an aggregate amount of $20 million.  The Credit Facility will be used, among other purposes, for general corporate purposes and to fund working capital.  The Credit Facility also provides the Company with the right to request additional revolving commitments or incremental term loans thereunder up to an aggregate additional amount of $100 million (the “Accordion Feature”), subject to the satisfaction of certain additional conditions provided therein.

The Credit Facility is secured by: (i) a lien on substantially all of the assets (subject to certain excluded assets, including receivables and related property securing the Company’s accounts receivable securitization facility) of the Company and of the Company’s Material Domestic Subsidiaries (as defined in the Credit Agreement) and (ii) pledges of equity interests in certain subsidiaries of the Company and its Material Domestic Subsidiaries.  The indebtedness under the Credit Agreement and certain other obligations owed to lenders or their affiliates are cross-guaranteed by the Company and its Material Domestic Subsidiaries.

The Credit Facility matures on July 7, 2022 (the “Termination Date”) and borrowings under the Credit Agreement can either be, at the Company’s election: (i) at the Alternate Base Rate (as defined in the Credit Agreement) plus a spread ranging from 0.25% to 1.50% or (ii) at the Eurodollar Rate (as defined in the Credit Agreement) plus a spread ranging from 1.25% to 2.50%.  The applicable spread is dependent upon the Company’s Adjusted Leverage Ratio (as defined in the Credit Agreement).  Interest accrued on each Base Rate Advance (as defined in the Credit Agreement) is payable in arrears on the last Business Day (as defined in the Credit Agreement) of each calendar quarter and on the Termination Date.  Interest accrued on each Eurodollar Advance (as defined in the Credit Agreement) is payable on the last day of the applicable interest period, or every three months, whichever comes sooner, and on any prepayment date and the Termination Date.

The Credit Agreement contains customary covenants including, but not limited to, (i) a minimum interest coverage ratio and a maximum adjusted leverage ratio and (ii) limitations on incurrence of debt, investments, liens on assets, certain sale and leaseback transactions, transactions with affiliates, mergers, consolidations and sales of assets. The Credit Agreement also includes customary events of default, conditions, representations and warranties and indemnification provisions.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 2.03 by reference.

Affiliates of certain of the lenders under the Credit Agreement have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, and may continue to receive, customary fees and commissions.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits.

Exhibit No.	Description of Exhibit

10.1

Second Amended and Restated Credit Agreement, dated as of July 7, 2017, among ArcBest Corporation and certain of its subsidiaries party thereto from time to time, as borrowers, U.S. Bank National Association, as Administrative Agent, Branch Banking and Trust Company and PNC Bank, National Association, as Syndication Agents, and the lenders and issuing banks party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCBEST CORPORATION
(Registrant)

Date:	July 12, 2017	/s/ Michael R. Johns
Michael R. Johns
Vice President — General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1

Second Amended and Restated Credit Agreement, dated as of July 7, 2017, among ArcBest Corporation and certain of its subsidiaries party thereto from time to time, as borrowers, U.S. Bank National Association, as Administrative Agent, Branch Banking and Trust Company and PNC Bank, National Association, as Syndication Agents, and the lenders and issuing banks party thereto.